EXHIBIT 10.1

EXECUTION COPY

[NAME OF JV COMPANY]

SHAREHOLDERS AGREEMENT

BY AND

AMONG

TRICO MARINE SERVICES (HONG KONG) LIMITED,

CHINA OILFIELD SERVICES LIMITED
AND

[NAME OF JV COMPANY]

Dated as of December 20, 2005

ARTICLE III CAPITALIZATION;SUBSCRIPTION; CAPITAL CONTRIBUTIONS AND

i

ANNEXES

ANNEX 1  Trico Vessels
ANNEX 2  Company Geographic Territory
ANNEX 3A COSL Bareboat Charters
ANNEX 3B  Trico Bareboat Charters
ANNEX 4  Initial Board of Directors and Officers
ANNEX 5  BIMCO Model Form Bareboat Charter Agreement
ANNEX 6  Trico Vessel Specifications

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of December
20, 2005, is by and among:

Trico Marine Services (Hong Kong) Limited, a limited liability company duly organized and validly existing under the laws of Hong Kong and having its registered office at 18/F
Tung Ning Bldg, 249-253 Des Voeux Road, Central, Hong Kong (hereinafter referred to as
“Trico”);

China Oilfield Services Limited, a corporation duly organized and validly existing under the laws of the PRC and having its registered office at 3-1516 Hebei Road, Haiyang new and
Hi-tech Development Zone, Tanggu, Tianjin 300451, PRC (“COSL”); and

[Name of JV Company], a limited liability company duly organized and validly existing under the laws of the Hong Kong and having its registered office at _____ (the “Company”).
Each of Trico, COSL and the Company is hereinafter sometimes referred to individually as a
“Party”, and collectively, as the “Parties”.

RECITALS

WHEREAS, Trico possesses significant business know-how and experience in the provision of marine support services to offshore petroleum operations;

WHEREAS, COSL possesses certain relationships necessary to develop the marine support services business in and to and from the PRC;

WHEREAS, after conducting a joint feasibility study, COSL and Trico together are desirous of forming the Company for the purpose of developing a joint venture marine support services business in the Territory and will cause the Company to enter into agreements with customers to provide the Services; and

WHEREAS, the Shareholders now desire to set forth their respective rights and obligations in connection with the ownership and management of the Company and their cooperation concerning the business of the Company and the provision of Services to customers in the Territory.

NOW, THEREFORE, following friendly consultations on the basis of mutual benefit and equality, and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION

    1.1 Definitions. As used in this Agreement (including the recitals hereto), the following words and terms shall have the meanings ascribed to them below:

“Act” means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

“Affiliate” means, (i) in respect of COSL, any enterprise or other entity which, directly or indirectly, controls, or is controlled by COSL; the term “control” meaning ownership of more than fifty percent (50%) of the registered capital or voting stock (shares)
of, or the power to appoint a majority of the directors of the board of, an enterprise or other entity and (ii) in respect of Trico, any company which, through ownership of voting stock
(shares) or otherwise, directly or indirectly, is controlled by, under common control with, or in control of, Trico; the term “control” meaning ownership of more than fifty percent (50%)
or more of the voting stock (shares) of a company, or the power to appoint or elect a majority of the directors of a company, or the power to direct the management of a company.

“Agreement” has the meaning given to that term in the introductory paragraph hereto.

“Authority” means the government, legislative or regulatory body of Hong Kong or any municipality or other political subdivision thereof or The Stock Exchange of Hong Kong
Limited, including any instrumentality, ministry, department, agency, court, authority, corporation, commission, division, branch, office or industrial association under the direct or indirect control of any such body, whose rulings and requirements have the force of law or which are otherwise binding on the Company or a Party.

“Big 4” means, collectively, PriceWaterhouseCoopers, KPMG, Ernst & Young LLP,
and Deloitte & Touche.

“Board” means the board of directors of the Company.

“Breaching Shareholder” has the meaning given to that term in Section 18.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Hong Kong are required or authorized to be closed.

“Business Dispute” has the meaning given to that term in Section 5.8.

“Business Dispute Notice” has the meaning given to that term in Section 5.8.

“Buy-Sell Closing Date” has the meaning given to that term in Section 15.6.

“Buyout Right” means the right of any Party who is not in default pursuant to this
Agreement to purchase any other Party’s ownership rights, according to the procedure in
Section 16.3.

“Capital Contribution” has the meaning given to that term in Section 3.2.

“Chairman” means the duly elected chairman of the Board.

“China” or “PRC” means the People’s Republic of China or any political subdivision thereof other than Hong Kong.

“Claimant” has the meaning given to that term in Section 20.2.

“Closing Date” means the date on which COSL and Trico make their respective
Capital Contributions as provided in Section 3.2.

“Company” has the meaning given to that term in the introductory paragraph hereto.

“COSL” has the meaning given to that term in the introductory paragraph hereto.

“Director” means any director for the time being of the Company and where appropriate, includes an alternate director.

“Dispute” means any dispute, controversy, claim, counterclaim, demand, cause of action or other matter in question arising out of, relating to or in connection with this
Agreement, including the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship among the Parties created by this Agreement.

“Encumbrances” means any mortgage, charge, lien, pledge, option, restriction, right of first refusal, third party right or interest, or other encumbrance or security interest of any kind.
“Force Majeure” means any event or circumstance outside the reasonable control of a Party, including earthquake, typhoon, flood or other natural disaster, strike or war, but not including acts or omissions of any Governmental Authority or any change of Law, which occurs after the commencement of the term of the Company and prevents or hinders any
Party from entire or partial performance of its obligations hereunder.

“GAAP” means generally accepted accounting principles as are in effect from time to time in the United States of America, including the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors and its successors, and applied on a consistent basis both as to classification of items and amounts.

“General Shareholder Meeting” means any general meeting of Shareholders, being either an annual general meeting or an extraordinary general meeting, conducted pursuant to this Agreement, the Organizational Documents and the Act.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC or
any political subdivision thereof.

“Hong Kong GAAP” means generally accepted accounting principles as are in effect from time to time in Hong Kong, including any official interpretations thereof, and applied on a consistent basis both as to classification of items and amounts.

“HK Dollars” means the official currency of Hong Kong.

“ICC” has the meaning given to that term in Section 20.2.

“Interest Rate” means an interest rate that is equal to the lower of (a) the highest rate permitted by applicable Law or (b) LIBOR plus two percent (2%).

“Law” means any constitution, statute, code, regulation, rule, injunction, judgment, order, circular, decree, ruling, charge or other restriction of any applicable Authority.

“LIBOR” means the offered rate for U.S. dollar deposits, for a three-month period in an amount that is nearest in amount to the amounts to which the Interest Rate applies quoted on the day that is two Business Days prior to the date from which interest accrues with respect to amounts owed hereunder, as such appears on Page 3750 of the Dow Jones Market
(Telerate) Service (or such other page as may replace Page 3750 on such service or such service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Settlement Rates for Dollar
deposits) as of 11:00 a.m. London time on such date.

“Liquidation Committee” has the meaning given to that term in Section 16.2.

“Loss” means any actually paid or payable claim, loss, cost, liability, expense, damage, judgment, obligation, charge, fee, fine, penalty, costs, and expenses of litigation or other dispute resolution (including court costs, bonds and other deposits required by any court of justice, arbitration tribunal or governmental authority, and attorney’s and expert’s fees or disbursements).

“Major Shareholder” means each of Trico and COSL.

“Material Adverse Effect” means any action or series of actions, or inaction, by a
Party that has had an adverse effect or effects on the assets, liabilities, operations, business condition (financial or otherwise) or prospects of the Company which, individually or in the aggregate, results or could reasonably be expected to result in a Loss to the Company or diminution of greater than ten percent (10%) of the net asset value of the Company.

“Non-Breaching Shareholder” has the meaning given to that term in Section 18.1.

“Ordinary Shareholder Resolution” has the meaning given to that term in Section 6.6.
“Organizational Documents” means the Memorandum and Articles of Association of the Company, including all amendments thereto.

“Party” or “Parties” has the meaning given to each such term in the introductory paragraph hereto.

“Person” means any natural person, partnership, corporation, company, trust, enterprise, governmental entity or other entity or association having separate legal personality.

“Project Start-up Costs” means the costs and expenses incurred by the Shareholders that are directly associated with the development and establishment of the Company, including without limitation (i) costs incurred in connection with transporting the Trico
Vessels to locations in the Territory and in connection with dry docking, class inspection and re-flagging of such vessels, (ii) legal consulting fees, (iii) financial consulting fees, (iv)
engineering consulting fees, (v) due diligence costs and expenses, and (vi) working group operating expenses, such as office rent and equipment, travel, telecommunication costs, salaries and other expenses.

“Project Start-up Team” has the meaning given to that term in Section 14.2.

“Respondent” has the meaning given to that term in Section 20.2.

“Rules” has the meaning given to that term in Section 20.2.

“Services” has the meaning given to that term in Section 2.2.

“Shareholders” means the Major Shareholders and any additional holders of Shares of the Company made party to this Agreement.

“Shares” means the ordinary shares of the Company, as more fully described in
Section 3.1.

“Special Shareholder Resolution” has the meaning given to that term in Section 6.7.

“Territory” has the meaning given to that term in Section 2.1.

“Total Capital Contribution” has the meaning given to that term in Section 3.2.

“Tribunal” means the panel of three (3) arbitrators appointed pursuant to Section
20.2.

“Trico” has the meaning given to that term in the introductory paragraph hereto.

“Trico Vessels” means the 14 vessels listed on Annex 1.

“U.S. Dollars” means the official currency of the United States of America.

    1.2     Interpretation. In this Agreement:

(a) all defined terms include the plural as well as the singular;

(b) words importing any gender include other genders;

(c) the terms “hereof” or “thereof”, “herein” or “therein”, “hereunder” or
“thereunder”, and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular article, section or other subdivision thereof;

(d) a reference to any Person or Party includes the successors and permitted assigns of such Person or Party;

(e) references to laws, statutes or regulations include any amendment or modification to such law, statute or regulation and are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the law, statute or regulation referred to;

(f) references to any document, instrument or agreement shall (i) include all schedules, annexes, exhibits and other attachments thereto, (ii) include all documents, instruments or agreements issued or executed in replacement thereof and (iii) except where otherwise indicated, mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time;

(g) the words “include”, “includes” and “including” are not limiting and shall mean “including without limitation”;

(h) references to “Articles” or “Sections” or “Annexes” are references to articles or sections or annexes (as the case may be) of this Agreement, unless stated
otherwise;

(i) references to any Authority includes any Authority succeeding to the functions and capabilities of an Authority; and

(j) any reference in this Agreement to a “day” is a calendar day and shall include Saturdays, Sundays and holidays, except that if an obligation to be performed under this Agreement falls due on a Saturday, Sunday or any other day which is not a
Business Day, the obligation shall be deemed due on the next occurring Business
Day. Any reference herein to a “month” is a calendar month (in accordance with the
Gregorian calendar).

1.3  Governing Language. The governing language of this Agreement shall be the
English language. All notices, correspondence, information, literature, data, manuals, procedures and other documents required under this Agreement shall be in the English language and the Chinese language, provided that in the event of any discrepancy between them, the English language version shall prevail.

ARTICLE II
PURPOSE AND BUSINESS OF THE COMPANY

2.1  Purpose. The Company shall be engaged primarily in the development and provision of international marine support services for the oil and gas industry in the countries listed on Annex 2 (the “Territory”) and to facilitate and enhance the technological and economic cooperation between the Major Shareholders so as to achieve the expected economic benefits and targets of the Major Shareholders.

2.2   Scope of Business. The scope of business of the Company shall include the following services (the “Services”):

(a) to provide marine support services for the oil and gas industry in the
Territory for offshore exploration, production, construction and pipeline projects, including marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities;
(b) to provide marine support services for deepwater remotely operated vehicle (“ROV”) and remote intervention support services and pre-set mooring and deepwater anchor deployment;

(c) to provide support vessels for pre-installation survey and precision lightweight global positioning system receiver activities; fiber optic cable installation, cable plough and burial ROV operations, and installation and post-lay burial standby and system maintenance; and

(d) to conduct any other business and activities permitted under applicable
Hong Kong Law to achieve the business purposes of the Company, as defined by the
Board from time to time.

2.3  Vessel Bareboat Principles. The Parties agree and acknowledge that during the start-up period of the Company’s business, it is in the interest of the Company for certain
Trico Vessels to be engaged under bareboat charter arrangements. To this end and without prejudice to the restrictions on the Territory of the Company set forth in Section 2.1, Trico and COSL shall enter into bareboat charter contracts with the Company in respect of one or more of the Trico Vessels as provided in Sections 2.3(a) and 2.3(a) below; provided, however, that such charters shall be, in respect of Trico, only for operations conducted outside the Territory, and, in respect of COSL, only for operations conducted in the PRC, in each case unless the Party receives the approval of the majority of the Board. The Parties further acknowledge that Trico has entered into long-term charter contracts with third-party charterers in respect of certain of the Trico Vessels, and that such charter contracts will remain in effect until the primary term and any charterer-elected contractual option periods have expired.

(a) COSL Charters within the PRC. COSL shall enter into bareboat charter arrangements with the Company in respect of the Trico Vessels indicated on
Annex 3(A) for operations conducted in the PRC, such bareboat charters to commence on the first day that such Trico Vessels are available to COSL for operations in the PRC market and to terminate on the later of (i) the end of any existing charter contract term for such vessel (including any applicable charterer-elected contractual option periods); and (ii) the bareboat end of term date specified with respect to such vessel on Annex 3(A). All such bareboat charter arrangements shall be based on the BIMCO Model Form Bareboat
Charter Agreement attached as Annex 5 hereto and shall include pricing terms as set forth on Annex 3(A).

(b) Trico Charters Outside of the Territory. Trico shall enter into bareboat charter arrangements with the Company in respect of the Trico Vessels indicated on Annex 3(B) for operations to be conducted outside of the
Territory, such bareboat charters to commence on the first day that ownership and title of such Trico Vessels legally transfers to the Company and to terminate on the later of (i) the end of any existing charter contract term for such vessel (including any applicable charterer-elected contractual option periods); and (ii) the bareboat end of term date specified with respect to such vessel on Annex 3(B). Notwithstanding the foregoing, Trico shall have the right to extend such bareboat charters through December 31, 2006. If Trico elects to extend any applicable charter contract beyond June 30, 2006, Trico shall provide notice to the Company within 10 days thereof and acknowledge that the applicable charter contract shall expire as of December 31, 2006. The
Parties agree that the charter rate for any such extension period shall be agreed between Trico and the Company and that in any case such charter rate shall not exceed 125% of the bareboat rate set forth on Annex 3(B). All such charter contracts shall be based on the BIMCO Model Form Bareboat Charter
Agreement attached as Annex 5 hereto and shall include pricing terms as set forth on Annex 3(B).

ARTICLE III
CAPITALIZATION;SUBSCRIPTION; CAPITAL CONTRIBUTIONS AND
TRANSFERS

3.1  Capitalization; Subscription. The total authorized capital of the Company as of the date hereof is HK$1,000,000, divided into one million (1,000,000) ordinary shares(“Shares”), each Share having a par value of HK$1.00. Each of the Shares shall have the same voting and other rights and privileges, except as otherwise specified in this
Agreement and the Organizational Documents. COSL shall subscribe for five hundred thousand (500,000) Shares, representing 50% of the issued and outstanding Shares, and Trico shall subscribe for five hundred thousand (500,000) Shares, representing 50% of the issued and outstanding Shares, in consideration of their respective Capital Contributions on the
Closing Date.

3.2  Capital Contributions.

(a) The total amount of Capital Contributions of the Company shall initially be forty-one million U.S. Dollars (US$41,000,000) (such amount, the “Total Capital
Contribution”), which shall include US$38,000,000 in fixed assets and
US$3,000,000 in working capital. The Total Capital Contribution shall comprise the following Capital Contributions (each a “Capital Contribution”) by each of the
Major Shareholders:

(i)  COSL Contribution. As consideration for its Shares,
COSL shall on the Closing Date make its Capital Contribution in immediately available funds in the amount of twenty million five hundred thousand US Dollars (US$20,500,000).

(ii)  Trico Contribution. As consideration for its Shares,
on the Closing Date, Trico shall make its Capital Contribution in kind in the amount of twenty million five hundred thousand U.S. Dollars
(US$20,500,000) by contributing and assigning to the Company (either directly or effectively by contract) all of its rights, title and interest in the Trico Vessels, which shall include all vessel spares parts assigned to such vessels as of the Closing Date. The Parties agree and acknowledge that the total value of the Trico Vessels is deemed to be thirty-eight million US Dollars (US$38,000,000). Accordingly, the
Parties agree that, in addition to its Shares, Trico shall receive on the
Closing Date immediately available funds from the Company in the amount of seventeen million five hundred thousand US Dollars
(US$17,500,000) in exchange for its contribution of the Trico Vessels, such amount constituting the difference between the value of the Trico
Vessels and Trico’s Capital Contribution.

(iii)  Closing Date. The Closing Date shall occur on the
date that is mutually agreed by COSL and Trico; provided, however, that in no event shall the Closing Date occur more than forty-five (45)
days after the execution of this Agreement.

3.3  Failure to Make Capital Contribution.

(a)  In the event that a Major Shareholder fails to make its Capital Contribution or any part thereof within the time period stipulated herein, such Major Shareholder shall be liable to pay interest to the other non-defaulting Major Shareholder on the amount of its
Capital Contribution or any relevant part thereof. Interest shall accrue at the Interest Rate from the date such Capital Contribution is due until the date such Capital Contribution is actually paid into the Company. If the Capital Contribution of a Major Shareholder remains outstanding (in part or in whole) ten (10) Business Days after the date specified for such
Capital Contribution, the other non-defaulting Major Shareholder shall have the right to terminate this Agreement in accordance with the terms of this Agreement.

(b)  In the event that a Major Shareholder fails to make its Capital Contribution in full within the time period stipulated herein for any reason, including its inability to timely secure any required PRC government approvals, the other non-defaulting Major Shareholder shall have the right to terminate this Agreement in accordance with the terms of this
Agreement; provided, however, that if the defaulting Major Shareholder provides prior written notice to the non-defaulting Shareholder of its desire to extend the time period, the non-defaulting Shareholder may at its discretion elect to extend the time period for a mutually agreed period, such extension to be without prejudice to any of the non-defaulting
Shareholder’s rights under this Agreement.

3.4  Share Certificates. After each Major Shareholder has made its own Capital
Contribution, the Company shall issue a share certificate to such Major Shareholder representing the Shares, which share certificate shall bear the following legend in English:

“THE TRANSFER OR ENCUMBRANCE IN ANY MANNER OF THE SHARES
REPRESENTED BY THIS SHARE CERTIFICATE IS RESTRICTED BY AND SUBJECT TO
THE PROVISIONS OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE
COMPANY, AS WELL AS THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED AS
OF DECEMBER 20, 2005, COPIES OF ALL OF WHICH MAY BE REVIEWED AT THE
COMPANY’S HEAD OFFICE DURING BUSINESS HOURS.”

The share certificates issued to the Major Shareholders will be conclusive evidence of full provision of the Capital Contribution made by each Major Shareholder. In case of loss or damage of the share certificate, the affected Major Shareholder shall immediately notify the
Board of such loss or damage, and simultaneously apply for the issuance of a new replacement share certificate.

3.5  Project Start-up Costs. All Project Start-up Costs incurred by any of the
Major Shareholders from the date of execution of this Agreement shall be capitalized and treated as part of the Company start-up costs upon approval of the Directors at the inaugural meeting of the Board. Upon execution of this Agreement, the Major Shareholders shall each contribute funds into an expense account in order to fund Project Start-up Costs incurred after the execution of this Agreement in accordance with a budget to be proposed by the Project
Start-up Team. All Project Start-up Costs shall be borne by the Major Shareholders in proportion to their respective percentage ownership interest in the Company, and the consent of the Project Start-up Team shall be required in order to pay Project Start-up Costs from such jointly administered expense account.

3.6  Priority Subscription Rights. In the event the Board decides to increase the authorized and issued share capital of the Company above the amount set forth in Section 3.1 above, including pursuant to an issuance of Shares, options or warrants for Shares, or other instruments convertible into equity of the Company, then each Major Shareholder shall, during the period established by the duly adopted resolution of the Shareholders authorizing the issuance of such Shares, have the right, but not the obligation, to subscribe for any such
Shares, options, warrants or other instruments, pro rata based on such Major Shareholder’s ownership percentage of the then issued and outstanding Shares. The Parties agree that the
Board will not have the power to increase the authorized capital of the Company, nor to require any additional investment in the Company by the Major Shareholders, until after payment in full has been made by each Major Shareholder of its undertaken Capital
Contribution as set forth in Section 3.2.

In the event the Board decides to increase the authorized and issued share capital of the Company and a Major Shareholder fails to subscribe or pay for the pro rata portion of the
Shares to which it is entitled during such period, that Major Shareholder shall notify the
Board in writing of its intention not to participate in such increase within thirty (30) days after the Board has notified the Major Shareholders of its decision to increase the authorized and issued share capital of the Company. In such event the Major Shareholder who elected to exercise its right shall have the right to purchase the unsubscribed or unpaid portion. In that case, after the authorized and issued share capital of the Company has been increased, the percentage interest of the Shareholders set forth in Section 3.1 shall be adjusted accordingly.

3.7  Transfer of Shares; Right of First Refusal. When a Shareholder intends to assign, sell, transfer, alienate or dispose of all or any of its Shares (a “Transferring
Shareholder”), it shall deliver to the Company and the other Shareholders written notice (an
“Offer Notice”) thereof setting forth (i) the name of the transferee, (ii) the number of Shares to be transferred (the “Offered Shares”), and (iii) the transfer price. The Major Shareholders shall have a right of first refusal exercisable in writing within ninety (90) days of the receipt of such notice, to purchase the Offered Shares at a price and on terms and conditions no less favorable than those offered to such third party. If the Major Shareholders fail to exercise their right to acquire the Offered Shares within ninety (90) days after the date of the
Transferring Shareholder’s Offer Notice, then, subject to Section 3.8 below, such Major
Shareholder(s) shall be deemed to have given its consent to such transfer and the Transferring
Shareholder shall be free to assign, sell, transfer, alienate or dispose of the Offered Shares to the third party, subject to the following:

(a) such transfer is valid under the laws of Hong Kong;

(b) the Transferring Shareholder shall provide the Major Shareholders with a copy of the executed written transfer agreement, which shall provide that the transferee shall assume all the rights and obligations of the Transferring Shareholder under this Agreement; and

(c) neither the business of the Company nor the performance of this
Agreement or other contracts or agreements shall be materially and adversely interrupted by any such sale or other transfer of such interest.

If the Major Shareholders exercise their right to acquire the Offered Shares within such thirty-day period, then, subject to Section 3.8, the Transferring Shareholder shall sell the
Offered Shares to the Major Shareholders exercising its rights on the terms set forth in the Offer Notice.

3.8  Board Approval of Transfer. No Shareholder shall assign, sell, transfer, alienate or dispose of all or any of its Shares to a third party without the unanimous consent of the Board. Each the Major Shareholder agrees to direct its representatives on the Board to consent to any transfer that satisfies the provisions set forth in Section 3.7. Further, no
Shareholder shall pledge, hypothecate or encumber its Shares, either voluntarily or involuntarily, without the express written consent of the other Party.

3.9  Affiliate Transfers. Notwithstanding the provisions of Section 3.7 and
Section 3.8, a Shareholder may assign all or some of its Shares to an Affiliate; provided that the assigning Shareholder shall remain liable in the event the transferee fails to perform its obligations under this Agreement, and the non-assigning Shareholders hereby waive their pre-emptive rights of purchase in such event and hereby provide their consent to such assignment. The non-assigning Shareholder hereby covenants that it will comply with all reasonable requests of the Transferring Shareholder to effect the assignment to an Affiliate, including instructing its Directors to sign a Board resolution approving the assignment, executing an amendment contract whereby the Affiliate becomes a party to this Agreement as a Shareholder and other acts required by Hong Kong Law.

ARTICLE IV FINANCING

The Company’s future additional financing will be obtained by utilizing funds through loans from financial institutions or other sources to be entered into on reasonable commercial terms. No Shareholder shall be required to provide any guarantee, indemnity or security for the borrowings of the Company.

ARTICLE V
MANAGEMENT OF THE COMPANY

5.1  Formation and Charter Documents. The Company shall exist and operate pursuant to the terms of the Organizational Documents, this Agreement and applicable Law.
The Board is the highest authority of the Company, and business and affairs of the Company shall be exercised by or under the authority of the Board as provided herein.

5.2  Board of Directors; Term and Vacancies. The Company shall be governed by a Board composed of six (6) directors, of which the Shareholders agree three (3) shall be nominated by COSL and three (3) by Trico. The Directors shall be elected by the
Shareholders for a term of office of three (3) years. A Director whose term of office expires may be re-elected. Should any casual vacancy occur in the membership of the Board, the
Board shall appoint the person nominated by the Shareholder that nominated the Director whose departure created such vacancy. Within 30 days following the end of the term of office for the initial Chairman (and thereafter for each successor Chairman), the Shareholders shall discuss and agree upon a successor Chairman, who shall be elected from one of the Directors.
The initial Board members and Chairman are listed on Annex 4. Each Shareholder may replace one or more Directors appointed by it at any time upon written notice to the other
Parties of such appointment or replacement.

5.3  Meetings and Agenda. The Board shall convene at least four (4) meetings every year and may meet from time to time, as may be convened by the Chairman or by the majority of Directors. Following the inaugural meeting of the Board, the first meeting each year shall be held within two (2) months after the end of each preceding fiscal year.
Additionally, the Board shall meet on an annual basis to discuss the desirability and feasibility of expanding the Company’s business into additional markets.

Board meetings shall be held at the Company’s principal office in Hong Kong or at such other location as may be agreed by the Board and shall be presided over by the
Chairman. Board meetings may also be convened by teleconference; provided, however, that at least one Board meeting each year shall be held in person. In lieu of a meeting of the
Board, the Board may adopt resolutions by written consent provided such resolution is sent to all directors and affirmatively signed by all of the Directors. Such resolution shall become effective on the date when all of the Directors have executed it (which may be in counterparts or by facsimile).

The Chairman shall deliver to each Director a written notice not less than ten (10)
days before the date of each regular Board meeting. The notice will set forth the agenda, invitees, place and time of the Board meeting. Should the Chairman deem it necessary, or upon the request of two or more Directors, the Chairman of the Board shall convene a special meeting and shall send a written notice of such meeting to all the Directors within twenty-one
(21) days of the Chairman’s decision or receipt of such request.

If a Director wishes an interpreter to attend a Board meeting to facilitate communication between the Directors, such Director shall so inform the Chairman. The
Party that nominated such Director shall supply an interpreter at its sole expense.

5.4  Quorum. A quorum for meetings of the Board shall require the presence in person or by phone in accordance with the Organizational Documents of at least five (5)
Directors.

Each Director, including the Chairman, shall have only one vote. Except as set forth in Section 5.6, all decisions of the Board shall be taken by the affirmative vote of a majority of the Directors. The proceedings of meetings of the Board will be conducting in English and
Chinese. Unless otherwise required by applicable Law, the official minutes of meetings and resolutions taken therein shall be kept in English and Chinese, and shall be signed by the
Directors present at the meeting and shall be entered in the minute book of the Company.
Decisions may be taken or resolutions passed by the Board without a meeting if a proposal for action is submitted in writing to each of the members of the Board and each such member consents in writing to such action (this may be performed by counterpart copies and by facsimile)

5.5  Power of the Board of Directors. Except as otherwise expressly provided by applicable Law or this Agreement, and except for matters that, under applicable Law or this
Agreement, fall exclusively within the jurisdiction of the General Shareholder Meeting, the
Board shall, consistent with any resolutions of the General Shareholder Meeting, administer the business and property of the Company and manage the affairs of the Company and shall have full authority to do so, provided that its resolutions and acts are consistent with the Act, this Agreement and the Organizational Documents. Without limiting the foregoing, the Board shall not take any action requiring an Ordinary Shareholder Resolution pursuant to Section
6.6 or a Special Shareholder Resolution pursuant to Section 6.7 or as required by the Act, but the Board of Directors may implement a decision made by an Ordinary Shareholder
Resolution or a Special Shareholder Resolution.

    Subject to the foregoing and the authority delegated by the General Shareholder Meeting, the functions and powers of the Board shall include decisions on the following matters:

(a) the appointment, dismissal or alteration of the description of duties of the
Chief Executive Officer, Chief Operating Officer, Executive Vice President, or Chief
Financial Officer;

(b) the Company’s business policy, development plans, long-term objectives, economic plans (including investment), and financing plans;

(c) the acquisition, assignment, transfer or lease of title to land and structures on land;

(d) the grant or creation of any mortgages related to the Company’s property;

(e) the commencement of litigation or arbitration proceedings against third parties which could have a material impact on the business of the Company;

(f) the examination and approval of the Company’s annual report, balance sheets, profit and loss statement and the report on changes in the financial position of the Company;

(g) the establishment of annual budgets and the plans for marine support service business and personnel;

(h) the establishment of employee benefit plans and human resources policies;

(i) systems and methods of financing and accounting;

(j) establishment, acquisition, disposition or closing of branch offices, and other facilities outside of Hong Kong;

(k) allocation of net profits including contributions to legally required funds, dividend payments, measures for making up losses and measures for handling unforeseen events;

(l) formulating basic guidelines on staff and workers, including conditions of employment, pensions, salaries and salary standards, bonuses, subsidies, labor insurance, labor protection and disciplinary rules and regulations;

(m) conclusion, modification and termination of contracts involving the import or transfer of patent and trademark rights, know-how and technical cooperation;

(n) appointment and dismissal of external auditor(s) of the Company; and

(o) any other matter that is not included in Section 5.6 or otherwise delegated to the Chief Executive Officer or Chief Operating Officer.

5.6  Matters Requiring Resolution by Unanimous Vote. Subject to the first paragraph of Section 5.5 and the authority delegated by the General Shareholder Meeting, the following matters shall be resolved only pursuant to a resolution passed by unanimous agreement of the Board:

(a) extension, termination, dissolution and liquidation of the Company;

(b) merger with, participation in and withdrawal from other economic organizations;

(c) any amendment to the Organizational Documents of the Company, including any increase in the authorized capital of the Company;

(d) any acquisition, assignment, transfer or other disposition of equipment or other property with a book or market value in excess of the sum of five million US
Dollars (US$5,000,000);

(e) any (i) material expansion of, or amendment to, the business scope or organizational structure of the Company, (ii) significant changes in development of
Company’s business activities or, (iii) amendment to the Territory listed on Annex 2;

(f) incurrence of indebtedness (including any guarantee of indebtedness of another party) in excess of five million US Dollars (US$5,000,000) (or the equivalent thereof in any other currency) at any one time, other than as provided in the budget.

5.7  Duties of Directors; Conflicts of Interest. Directors shall avoid any situation that would conflict with the interests of the Company, including:

(a) a commercial transaction between the Company and a Director or between the Company and an entity in which the Director has a direct or indirect interest;

(b) holding a direct or indirect interest in a competitor of the Company; or

(c) receiving value from an entity other than the Company in an attempt to influence the actions of the Company.

The Directors shall inform the Board immediately upon the occurrence of any conflict of interest.

5.8  Board Disputes

(a) If the Board has been unable to obtain sufficient votes or consents as provided in Section 5.5 or Section 5.6 to approve or disapprove any action listed in
Section 5.5 or Section 5.6, as the case may be, that is properly submitted to it for a vote (either of which, a “Business Dispute”), then the Board members will consult and negotiate with each other in good faith to find a mutually agreeable solution. If the Board does not reach such solution within 30 days from the date the disagreement occurred, then either Major Shareholders may give notice to the other that the Board’s failure to approve or disapprove such action will, in such Party’s judgment, adversely affect the Company (a “Board Dispute Notice”). Notwithstanding the foregoing, in the event that a
Business Dispute involves issues or factors that require a longer period to resolve, the Parties may agree to extend such period by mutual consent in writing.

(b) Within two (2) days after the giving of the Dispute Notice, the Business
Dispute will be referred by the Board to the senior executive of each Major
Shareholder to whom the respective Board members report (each a “Party Executive”)
in an attempt to reach resolution. If the Party Executives are unable to resolve the Business
 Dispute within ten (10) days after the date of the Dispute Notice, or such longer period as they may agree in writing, then they will refer the BusinessDispute to the chief executive officer of each
 Party. The chief executive officers willmeet, consult and negotiate with each other in good faith. If they are unable to agreewithin 20 days of the date of the Dispute Notice, then they will adjourn such attemptsfor a further period of five (5) days during which no meeting will be held. On the day following such period, the chief executive officers of the Parties will meet again in an effort to resolve the
Business Dispute. If the chief executive officers are unable to resolve the Business Dispute within
 48 hours after the time at which their last meeting occurred, and one of the Parties reasonably determines that such Business Dispute constitutes, will give rise to, or result in, a Material Adverse Effect, then
Article XV will apply.

5.9  Delegation. The Board may, to the extent permitted by this Agreement, the
Organizational Documents and the Act, delegate its responsibilities from time to time to any of its members and to individuals occupying other senior management positions. Should the
Chairman be unable to perform his duties for any reason, he may temporarily authorize any other Director in writing to represent the Company.

5.10  Compliance. The Shareholders hereby expressly covenant and agree to cause each member of the Board elected from nominees nominated by it to comply in full with the provisions of this Agreement, the Organizational Documents, and the Act.

5.11  Remuneration. The Directors shall not receive remuneration for their services as Directors. The Major Shareholder that appointed the Directors shall reimburse the reasonable costs of transportation, meals and lodging and other per diem allowances incurred while the Directors are engaged in matters relating to the business of the Company.

5.12  Indemnification. The Company may, by Ordinary Shareholder Resolution
indemnify and hold harmless every person involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the
Company, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity, to the fullest extent authorized by applicable Law.

5.13  Senior Officers. The Company shall have the following senior officers: one
(1) Chief Executive Officer, who shall also be the General Manager of the Company, one (1)
Chief Operating Officer, one (1) Executive Vice President, and one (1) Chief Financial
Officer. During the first 36 months commencing on the Closing Date, the Major Shareholders agree to direct their respective Directors to vote for Trico’s nominees for the positions of Chief
Operating Officer and Chief Financial Officer and to vote for the COSL’s nominees for the positions of Chief Executive Officer and Executive Vice President. Commencing on the date that is 36 months from the Closing Date, or on such earlier date as the Major shareholders may mutually agree, the Major
Shareholders agree to direct their respective Directors to vote for the candidate for the position of Chief
Executive Officer nominated by the Party that did not appoint the Director who is currently serving as the
 Chairman. The positions of Chief Operating Officer, Executive Vice President, and Chief Financial Officer
shall be agreed and appointed by the Board.

    The Chief Executive Officer shall report to the Board and shall have responsibility for the day-to-day management and operation of the Company. The Chief Executive Officer shall act upon the instructions of the Board, executing its resolutions.

    The senior officers shall act in accordance with the laws and regulations of Hong Kong.
Should the Chief Executive Officer be unable to perform his duties for any reason, the
Chief Operating Officer may temporarily carry out the duties of the Chief Executive Officer until such time as a new Chief Executive Officer is appointed or the Chief Executive Officer has resumed the performance of his duties. No senior officer shall hold a post concurrently with other economic organizations, nor shall any senior officer be engaged (in whatever capacity) in any other economic organizations which are in commercial competition with the
Company.

The Chief Executive Officer, Chief Operating Officer, Executive Vice President, and
the Chief Financial Officer may be dismissed at any time by a decision of the Board. Should the Chief Executive Officer, Chief Operating Officer, Executive Vice President, and the
Chief Financial Officer violate any law or be derelict in their duties, the Board may dismiss them.

Unless otherwise decided by the Board, the term of office for all senior personnel (the
Chief Executive Officer, Chief Operating Officer, Executive Vice President, and Chief
Financial Officer) shall be three (3) years.

ARTICLE VI
SHAREHOLDER MEETINGS

6.1  General Meeting. An annual General Shareholder Meeting shall be held each year no later than four (4) months after the end of the preceding fiscal year at the Company’s head office or at such other location as may be designated by the Board. An extraordinary
General Shareholder Meeting may be convened at any time as and when necessitated by the needs of the Company in accordance with Section 6.2. Decisions may be taken or resolutions passed by the Shareholders without a General Shareholder Meeting if a proposal for action is submitted in writing to each of the Shareholders and each such Shareholder consents in writing to such action (this may be performed by counterpart copies and by facsimile) and such written consents shall be as effective as if an Ordinary Shareholder Resolution or Special
 Shareholder Resolution had been passed by the Shareholders at a General Shareholder Meeting.

6.2  Calling a General Meeting; Agenda. The Board shall call an annual General
Shareholder Meeting for each year. An extraordinary General Shareholder Meeting may be called by the Board, or by one or more Shareholders holding an aggregate percentage of at least 40% of the Shares. The Company or other applicable person shall provide notice of a
General Shareholder Meeting to each Shareholder at least ten (10) Business Days in advance of such General Shareholder Meeting.

6.3  Related Matters. The chairman of the General Shareholder Meeting shall be elected from among the Shareholders (or their representatives) by a majority vote of the
Shares represented at the relevant meeting. The secretary and the vote collector of the
General Shareholder Meeting shall be elected from among the Shareholders (or their representatives). Unless otherwise required by applicable Law, each General Shareholder
Meeting shall be conducted in English and Chinese, and the minutes of each General
Shareholder Meeting shall be prepared in English and Chinese promptly after each meeting and shall be kept in the minute book of the Company.

6.4  Quorum for General Meeting. A quorum for any General Shareholder
Meeting shall consist of Shareholders present in person or represented by proxy holding more than 75% of the Shares, provided that the presence of a quorum shall not modify or lessen the affirmative vote required by Sections 6.6 and 6.7. If within three hours of the time appointed for a General Shareholder Meeting such quorum is not present, the General Shareholder
Meeting shall stand adjourned to such place, time and date, not less than two (2) Business
Days and not to exceed 30 days thereafter, as the Board may establish by written notice. At such successive General Shareholder Meeting, the same requirement for having a quorum shall be applicable.

6.5  Voting Generally. Each Share shall entitle its owner to one vote. Votes shall be cast in writing. Shareholders may be represented at General Shareholder Meetings by a corporate representative in the case of companies or by proxies, the holders of which need not be Shareholders. Proxy holders that are Shareholders shall be entitled to vote based on the
Shares of the Shareholders they represent separately, in addition to voting based on their own
Shares.

6.6  Ordinary Resolutions. Except as set forth in Section 6.7 or as required by the Organizational Documents or the Act, all resolutions, actions and decisions of the
Shareholders shall be adopted, taken or made at a General Shareholder Meeting by the affirmative vote of Shareholders (or their representatives) representing a majority of all issued and outstanding Shares (not just those Shares that are present or represented by proxy)
or by written consent in lieu of a meeting if signed by all of the Shareholders (“Ordinary
Shareholder Resolutions”). Without prejudice to any other provisions of this Agreement that require the Shareholders to act by Ordinary Shareholder Resolution, the following actions shall require the action of the Shareholders acting by Ordinary Shareholder
Resolution:

(a) any decision establishing or modifying the fundamental accounting policies of the Company;

(b) any agreement by the Company to guarantee the payment or performance of the obligations of any other Person;

(c) any approval of the taking of any material action by the Company outside the ordinary course of business;

(d) any decision for the Company to incur indebtedness for borrowed money in an amount above the limits set forth in Section 5.6; and

(e) appointing or removing the Company’s independent auditors.

6.7  Special Resolutions. Resolutions, actions and decisions of the Shareholders may only be adopted, taken or made at a General Shareholder Meeting by the affirmative vote of Shareholders (or their representatives) representing at least two-thirds (66 2/3%)
 of all issued and outstanding Shares (not just those Shares that are present or represented by proxy)
 or by written consent in lieu of a meeting if signed by all of the Shareholders, in respect of the following matters (“Special Shareholder Resolutions”):

(a) any merger, consolidation or similar amalgamation of the Company with any other company or concern;

(b) any decision to dissolve, wind-up, liquidate, deregister or terminate the
Company;

(c) any sale, transfer, assignment or other disposition of all or substantially all of the assets of the Company;

(d) alteration to the rights attaching to the Shares; and

(e) any amendment to the Organizational Documents.

6.8  Authorization of Documents. To be valid and binding, all notes, offers and acceptances, powers of attorney, commitments, deeds, transfers, assignments, contracts, obligations, certificates and other instruments of the Company must be authorized by (i)
Ordinary Shareholder Resolution, with respect to those matters set forth under Section 6.6, or
(ii) Special Shareholder Resolution, with respect to those matters set forth under Section 6.7.
Subject to the Act, this Agreement and the Organizational Documents, the Shareholders may
delegate such of this authority and power as it considers appropriate to a member or members of the Board, other executives of the Company or other appropriate Persons (subject to authorization and spending limits to be specified by Ordinary Shareholder Resolution or
Special Shareholder Resolution, as the case may be).

ARTICLE VII SHAREHOLDERS’ UNDERTAKINGS

7.1 COSL Undertakings. In addition to its other obligations set forth in this
Agreement, COSL hereby covenants and undertakes to:

(a) assist in handling all the matters and providing all documents related to the establishment of the Company, including the application to the relevant PRC authorities for any approvals, filing for registrations, or obtaining of business licenses,
if required;

(b) assist the Company in dealing with any PRC Government Authorities and third parties as may be necessary to ensure that the Company is able to operate in the manner contemplated herein;

(c) assist the Company in applying for tax benefits and other preferential treatments;

(d) assist non-PRC employees of Trico and the Company in obtaining entry visas and providing assistance for their travels in China; and

(e) any other responsibilities as may be agreed upon by the Parties from time to time.

7.2 Trico Undertakings. In addition to its other obligations set forth in this
Agreement, Trico hereby covenants and undertakes to:

(a) provide any relevant documents and materials necessary for the establishment of the Company;

(b) provide its expertise with respect to the Services to the Trico Vessels and marine support service industry trends as well as world-class marketing and managerial skills;

(c) other responsibilities as may be agreed upon by the Parties from time to time; and

(d) in support COSL’s desire to include the accounts of the Company in the consolidated accounts of COSL or its Affiliates in accordance with Hong Kong
GAAP, effect a change to the pro rata shareholding of the Company, such that COSL shall subscribe for five hundred and ten thousand (510,000) Shares, and Trico shall subscribe for four hundred ninety thousand (490,000) Shares, representing 51% and
49% of the issued and outstanding Shares, respectively.

7.3  Compliance with Law. All of the activities of the Company shall comply with applicable Hong Kong Law, provided, however, that nothing in this Agreement shall be deemed to require Trico or any person appointed or nominated by Trico pursuant to this
Agreement to violate any law or regulation applicable to Trico or such appointee or nominee.
For the purposes of this Section, Trico shall include any Affiliate of Trico as well as the directors, officers, employees and agents of Trico and its affiliates.

7.4  Company’s Indemnity Obligation. The liability of each of the Shareholders in respect of the Company shall be limited to the amount, if any, unpaid on the Shares respectively held by them. The creditors of the Company shall have recourse only to the assets of the Company and shall have no right to claim compensation or seek other remedies from the Shareholders. The Company shall indemnify any of the Major Shareholders against any and all losses, damages or liability suffered by such Major Shareholder in respect of third-party claims against such Major Shareholder arising out of the operation of the Company.
Subject to the foregoing, the Shareholders will share the profits, risks and losses of the Company proportionately to their respective shareholding percentages.

7.5  Tax and Other Preferences. If, during the term of this Agreement, Hong
Kong, PRC or any subdivision or agency thereof, issues, amends, supplements or rescinds any tax, foreign exchange or other laws, rules, regulations or decrees which result in treatment that is more favorable to the Company or any Major Shareholder than the terms of this Agreement and the laws, rules, regulations and decrees applicable to the Company as of the date of this Agreement, the Company and/or the Major Shareholders shall each use its or their reasonable efforts to apply for and obtain, upon approval of such application (if necessary), the benefits of such preferential treatment.

7.6  Preservation of Economic Benefits. If, during the term of this Agreement, a
Major Shareholder’s economic benefits under this Agreement are directly or indirectly
(through its interest in the Company) materially and adversely affected because of any tax, foreign exchange or other laws, rules, regulations or decrees, or any amendment or supplement to or rescission of the same by the government of Hong Kong, PRC or any subdivision or agency thereof, the Parties shall consult promptly upon notice of such effect and shall make any and all necessary amendments to the relevant provisions of this
Agreement in order to maintain in all material respects such Major Shareholder’s economic benefits hereunder. The Parties shall use their reasonable efforts to have the amendments approved by the appropriate approval authority, if such approval is required under applicable
Law in effect at that time.

7.7 Costs and Expenses. Each of the Shareholders shall bear its own costs in connection with the performance of its respective undertakings as set forth above.

ARTICLE VIII COVENANT NOT TO COMPETE

8.1  Competition.

    (a) Each of the Shareholders recognizes that it will derive substantial economic benefit from the Company’s successful development and provision of the Services, and in consideration thereof has voluntarily agreed to the covenants set forth in this Section 8.1. Each of the Shareholders further acknowledges and agrees that the limitations and restrictions set forth herein are reasonable and not oppressive and are material and substantial parts of this Agreement intended to protect the Parties’
substantial and legitimate business interests with respect to the Services and the Company.

    In view of the foregoing and subject to Section 8.2, the Shareholders hereby covenant and agree that none of them will engage in, or permit their respective
    Affiliates to engage in, any of the Services within the Territory. Specifically, none of them shall, nor shall they permit any of their Affiliates to:

(i)  at any time from the Closing Date until the
expiration of five (5) years from the date such Shareholder ceases to hold a beneficial interest in any Shares, directly or indirectly, for itself or on behalf of or in conjunction with any other Person or business of whatever nature, engage or participate in any business similar to, or competing with the business of the Company (either directly orindirectly) in the Territory;

(ii)  at any time from the Closing Date until the
expiration of five (5) years from the date such Shareholder ceases to hold a beneficial interest in any Shares, appropriate, or fail to promptly notify and turn over to the Company, any business opportunity relating to or arising in connection with the business of the Company and/or the provision of Services, or engage in any activity that is detrimental to the Company’s business or that limits the Company’s ability to fully exploit such business opportunities or prevents the benefits of such business opportunities from accruing to the Company and the Major
Shareholders; or

(iii)  at any time from the Closing Date until the
expiration of two (2) years from the date it ceases to hold a beneficial interest in any Shares, directly or indirectly, for itself or on behalf of or in conjunction with any other Person or business of whatever nature, solicit, interfere with or endeavor to entice away from the Company any customer, employee, subcontractor or consultant of the Company.

(b)  The Company, Trico and COSL further acknowledge and agree that the
Company, at any time from the Closing Date, shall not, with respect to (A) COSL and its traditional marine services business in China, or (B) Trico and its traditional marine services business outside of the Territory:

(i)  either directly or indirectly, engage or participate in many business similar to, or competing with, such Major Shareholder’s traditional marine services business i
n its respective territory; or

(ii)  appropriate, or fail to promptly notify and turn over to such Major Shareholder, any business opportunity relating to or arising in connection with the traditional marine services business of such Major Shareholder in its respective territory and/or the provision of Services, or engage in any activity that is detrimental to such Major Shareholder’s traditional marine services business in its respective territory or that limits such Major Shareholder’s ability to fully exploit such business opportunities or prevents the benefits of such business opportunities from accruing to such Major Shareholder.

Notwithstanding the foregoing, the Company shall be permitted to take the actions specified in Sections 8.1(b)(i)
and/or (ii) if the Company receives the prior approval in writing of such Major Shareholder’s management prior to commencement of such
actions.

8.2  Separate Agreement. The covenants set forth in Section 8.1 above are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

ARTICLE IX REPRESENTATIONS AND WARRANTIES

9.1  Each of the Parties represents and warrants to the others as follows:

(a) Due Organization and Existence; Corporate Power. It is a duly formed and validly existing legal entity under the laws of the jurisdiction of its establishment. It has complied with all its legal and statutory obligations and has all legal capacity and corporate power under its constitutive documents to execute and deliver this Agreement and perform its obligations under this Agreement.

    (b) Execution and Delivery of Agreement. The execution of this Agreement by its undersigned representative and the delivery and performance by it of this Agreement:

    (i)  have been duly authorized by all necessary corporate actions and legal actions;

    (ii)  do not and shall not result in the breach of, or constitute a default under, or require the consent under, its constitutive documents or any indenture, bank loan or credit arrangement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

    (iii)  do not require any consent, approval, authorization, or other order of, or action by, any Authority or any other third party, other than such consents, approvals, authorizations, orders and actions as have been obtained by it on or prior to the date hereof, which remain in full force and effect on the date hereof.

(c)  Binding Agreement. This Agreement, when duly executed and delivered by the Parties, shall constitute its valid, binding and enforceable obligation in accordance with its terms.

9.2  Trico Vessels.

(a) COSL hereby acknowledges and agrees that it has been provided with a copy of the third party appraisal prepared for Trico by an independent third party valuation firm and agrees that the valuation of the Trico Vessels provided in such third party appraisal is acceptable.

(b) COSL hereby acknowledges that the Trico Vessels are being assigned to the Company “as is”, “where is” and with “all faults” but free from Encumbrances.
Notwithstanding foregoing, Trico shall warrant that at the time the Trico Vessels are contributed to the Company in accordance with the terms of this Agreement, all of the equipment on board each Trico Vessel, as set forth in Annex 6, shall be in working condition. Other than as expressly set forth in this Agreement, Trico disclaims any representations  or warranties as to the value or condition of the Trico Vessels or their suitability for any particular purpose.

ARTICLE X PERSONNEL AND LABOR MANAGEMENT

10.1  Employees; Hiring. The recruitment, dismissal, compensation, labor insurance, welfare benefits, rewards, penalties and other matters relating to the employees of the Company shall be conducted in accordance with the plans formulated by the Board and applicable Law. The Board may, in its discretion, delegate decisions on employee and labor matters to the Chief Executive Officer and the Chief Operating Officer.

10.2  Senior Management. The appointment and compensation of the Chief
Executive Officer, Chief Operating Officer, Executive Vice President, and Chief Financial
Officer shall be decided by the Board on the basis of their respective positions and duties and set forth in contracts with the Company.

10.3  Expatriate Employees. Expatriate employees of the Company delegated from Trico or one of its subsidiaries shall receive salaries, welfare and other benefits from the
Company equal to those paid to comparable personnel of Trico or its Affiliates outside the
PRC, plus foreign living allowance as established by the majority of the Board. Such salaries, welfare and other benefits shall be paid in US Dollars in accordance with the provisions of this Agreement. Expatriate employees of the Company delegated from COSL or one of its subsidiaries shall receive salaries, welfare, living allowance and other benefits not less favourable than that from Trico.

ARTICLE XI DIVIDENDS

11.1  Dividends. The Board may declare and pay dividends in such amounts as the
Board determines to be appropriate having regard to the Company’s financial condition and its current and projected cash requirements. Dividend distribution will be made to
Shareholders according to their respective pro rata ownership percentage of the Shares of the
Company. Dividends may be paid in cash or cash equivalents, in the Company’s own shares or other form as the Board deems appropriate. Cash dividend distributions to Trico, if any, will be made in U.S. Dollars and, unless Trico instructs otherwise, will be remitted to an account or accounts designated by Trico. Cash dividend distributions to COSL (including any distribution to be made upon a liquidation of the Company), if any, will be made in U.S. Dollars a nd will be paid to an account or accounts designated by COSL.

At the Board’s discretion, the Company may pre-distribute available profits as dividends to the Shareholders quarterly each year, with the final statement at the end of each year.

11.2  Reserves. Prior to payment of any dividend, the Board, by resolution, may make allocations for a reserve fund out of the Company’s surplus or designate or allocate any part or all of such surplus in any manner for any proper purpose or purposes, and, subject to the provisions of applicable Law and the Organizational Documents, may increase, create, or abolish any such reserve, designation, or allocation in the same manner.

11.3  Prior Year Losses. The Company may not distribute a dividend until the losses of the previous fiscal year have been recouped. Dividends not distributed in any fiscal year may be distributed together with the profits of the current fiscal year.
ARTICLE XII TAXATION

12.1  Tax Matters. The Company shall pay taxes in accordance with applicable
Law. The Company, the Shareholders and all of their personnel shall obtain the benefits of all tax exemptions, reductions, privileges and preferences that are now, or in the future become, obtainable under applicable Law and under any applicable treaties or bilateral arrangements to which Hong Kong is now or in the future becomes a party.

ARTICLE XIII
FINANCE, ACCOUNTING AND AUDITING
13.1  Books and Records. The Company will adopt an accounting system which uses accruals, debits and credits, and which is consistent with GAAP and Hong Kong GAAP and will maintain, or cause to be maintained, proper and complete records and books of account in accordance with the requirements of the Act and other applicable Law. Such books and records shall accurately and fairly reflect, in reasonable detail, all of the
Company’s transactions and shall be denominated in U.S. Dollars. The books will be open to inspection by any Shareholder, or the representative of any Shareholder, designated in writing by such Shareholder, at the principal executive office of the Company during normal business hours on reasonable written notice. The records shall include quarterly unaudited financial reports prepared in accordance with both GAAP and Hong Kong GAAP by or under the supervision of the
Company’s Chief Financial Officer, which shall be furnished to each of the Shareholders.

13.2 Fiscal Year. The fiscal year of the Company will be from January 1 to
December 31 or such other periods as the Board of Directors shall designate from time to time.

13.3 Audited Accounts; Auditors. The Board shall retain one or more of the Big
4 to conduct annual audits of the accounts of the Company, which audits shall be completed no later than three (3) months following the close of each fiscal year. All such audits shall be conducted in accordance with GAAP and Hong Kong GAAP. The auditors shall submit such other audit reports as the Chief Executive Officer, the Chief Financial Officer or the Board
may request from time to time.

13.4 Interim Accounts. Within 30 days after the end of each quarter, the Chief
Executive Officer shall provide the Major Shareholders with financial statements of the
Company prepared by the Chief Financial Officer for the previous quarter. On or prior to
March 31, the Chief Executive Officer and the Chief Financial Officer shall, with the assistance of the Company’s auditors, prepare the previous year’s balance sheet, cash flow statements, profit and loss statement and recommendation for profit distribution, and submit them to the Board for examination and approval, and after examination and approval by the
Board, deliver them to the Major Shareholders.

13.5  Inspection by Shareholder-Appointed Auditor. Any Major Shareholder
shall have the right to retain independent certified public accountants or auditors to examine the records of the Company annually or at any time at the expense of such Major Shareholders.
Such Major Shareholder shall report the results to the other Major Shareholder. If the results of any such audit are materially different (by five percent (5%) or more of net income) from that conducted by the Company’s auditor and are accepted by the Board, the expense of such audit shall be borne by the Company.

13.6  Bank Accounts. The Company shall maintain accounts in its own name in one or more banks or other institutional depositories selected by the Board and the cash funds of the Company shall be kept in such accounts. The funds in such accounts shall be withdrawn only on the signatures of any Person or Persons designated in writing by, or pursuant to the written instructions of, the Board. Funds of the Company will not be commingled with funds of any other Person.

13.7 Tax Matters. The Company shall take any and all reasonable action required to assist COSL and/or Trico to complete their income tax reporting requirements, so long as such actions do not in any case adversely affect or create any additional obligations for the
Company.

ARTICLE XIV TERM AND TERMINATION

14.1 Term; Effectiveness

(a) This Agreement shall become effective immediately upon the signature of each Party’s authorized representative; provided, however, that neither Trico nor
COSL shall have any obligation to make its respective Capital Contribution or to consummate the transactions contemplated under this Agreement until each of them shall have provided written notice to the other confirming that such notifying Party’s board of directors or other appropriate organ of corporate authority has approved the execution, delivery and performance by such Party of this Agreement; and further provided that the Parties’ respective board of directors or other appropriate organ of corporate authority shall have the right to make reasonable comments regarding the
Agreement.

(b) Each of COSL and Trico will use reasonable efforts to obtain such approval from its respective board of directors or other appropriate organ of corporate authority no later than 40 days following the date of this Agreement. In the event that such approvals are not obtained by such date, either Party may terminate this
Agreement upon five (5) days’ prior notice to the other Party.

(c) This Agreement shall continue in effect for as long as either of the Major
Shareholders (or their successors or assigns) owns any Shares, unless this Agreement is earlier terminated upon the mutual written agreement of the Shareholders or pursuant to its terms.

14.2 Project Start-up. Prior to the Closing Date, a team comprising a director of the Board nominated by COSL, a director of the Board nominated by Trico, a senior officer nominated by COSL and a senior officer nominated by Trico shall be established (the
“Project Start-up Team”) for development and establishment of the Company including proposing Project Start-up Costs and approving the transfer of money in an expense account to pay Project Start-up Costs pursuant to Section 3.5. Trico agrees that within 20 days of the date of this Agreement it shall provide the Company and the Project Start-up Team updated information and evaluation of the market for the Services in the Southeast Asia market.

14.3 Termination. This Agreement may be terminated and the Company dissolved upon the unanimous approval of the Board. The Parties agree that upon the occurrence of any of the following events, and upon receipt of a written request from a Major
Shareholder, the other Major Shareholder will cause its respective Directors to vote to terminate this Agreement and to dissolve the Company; provided, however, that no Major
Shareholder shall have the right to terminate this Agreement as the result of any occurrence or event listed below to the extent same shall have been caused by any action or omission of such Major Shareholder, or its Affiliates:

(a) Inability of the Company to continue operations due to heavy losses;

(b) Inability of the Company to continue operations due to the failure of a
Shareholder to perform its obligations under this Agreement;

(c) A material breach by any Party of its obligations under this Agreement, which breach cannot timely be remedied to the reasonable satisfaction of the nonbreaching
Parties;

(d) If, after the execution of this Agreement, any Major Shareholder’s rights under this Agreement are adversely and materially affected by any event, including the promulgation of any new laws, regulations or other actions of a government office in Hong Kong or the PRC restricting or otherwise adversely affecting the rights of the
Company or any Major Shareholder under this Agreement, and the Parties fail to reach an agreement on the steps to take to prevent the adverse effects after having consulted with each other and made efforts to make any adjustment necessary to maintain each Major Shareholder’s rights under this Agreement;

(e) Mutual agreement of the Parties hereto because of an event of Force
Majeure;

(f) Any Major Shareholder is adjudicated insolvent or bankrupt; or

(g) Other situations determined by a unanimous vote of the Board.

14.4  Continued Operation. Upon the occurrence of any of the events listed in
Section 14.3 above and the written request of one of the Major Shareholders to dissolve and terminate the Company, the Parties shall have 30 days from the receipt of such termination request to unanimously agree to continue the operation of the Company, provided the Parties have agreed upon such revisions or amendments to the Organizational Documents and this
Agreement.

14.5  Liability. Unless otherwise agreed by the Parties the termination of this
Agreement shall not relieve the Shareholders or the Company from liability for nonperformance of obligations which have accrued hereunder prior to the date of such termination.

ARTICLE XV MANDATORY BUY-SELL

15.1  Remedies. Either Major Shareholder may elect a remedy set forth in Section
15.2 upon the occurrence of a Business Dispute that is not resolved pursuant to Section 5.8;
provided that the failure to resolve such Business Dispute constitutes or will constitute or result in a Material Adverse Effect.

15.2 Notice. A Major Shareholder may, within ten (10) days of the conclusion of the procedures set forth in Section 5.8(b), give notice to the other Major Shareholder. The notice must specify one of the following alternatives: (a) dissolution and termination of the
Company in accordance with Article XVI; or (b) initiation of the sale of its Shares or the purchase of the other Party’s Shares by giving the notice specified in Section 15.3. If both
Major Shareholders give notices within that time period, the notice given first prevails.

15.3 Mandatory Offer. Either Major Shareholder (the “Offeror”) may give written notice (the “Mandatory Offer”) to the other Major Shareholder (the “Offeree”), stating that the Offeror offers unconditionally at the option of the Offeree both: (a) to purchase all of the Shares of the Offeree, and (b) to sell all of the Shares of the Offeror to the
Offeree, in each case with the same purchase price specified per Share.

15.4 Financing; Terms. The Mandatory Offer will be accompanied by one or more binding written commitments from substantial and reputable financial institutions to provide the purchasing Party with funds sufficient to purchase all of the Shares, subject only to conditions that are customary in such commitments and that are reasonably likely to be satisfied.

The Mandatory Offer will be irrevocable by the Offeror until the earlier of (a) the
Buy-Sell Closing Date or (b) the date on which the Offeree elects to purchase the Offeror’s
Shares pursuant to Section 15.5(ii). The Mandatory Offer will not have any other terms, except that (i) the purchase may be made by a wholly-owned subsidiary or other designee of the purchasing Party (and any reference to the purchasing Party will also be a reference to any such subsidiary or other designee, as applicable), and (ii) the purchasing Party will undertake to (A) assume at the Buy-Sell Closing Date all obligations of the selling Party to third parties in connection with the selling Party’s Shares (with a corresponding reduction in the purchase price); and (B) to use reasonable efforts to obtain the release of the selling Party from such known obligations between the date of the Mandatory Offer and the Buy-Sell
Closing Date. Each Party further agrees to direct its representatives on the Board to consent to the sale of the Shares from by the selling Party to the purchasing Party.

15.5  Offeree Response Notice. At any time during the 30 days following receipt of the Mandatory Offer, the Offeree may give the Offeror a written notice electing either to:
(i) sell all of the Shares of the Offeree; or (ii) buy all of the Shares of the Offeror (in which case the Offeree’s notice must be accompanied by the binding written commitments from substantial and reputable financial institutions required by Section 15.4); in either case upon the terms in this Article 15 and otherwise as set out in the Mandatory Offer.

If the Offeree fails to give the notice within the 30-day period, or if the Offeree’s notice is not accompanied by the binding written commitments from substantial and reputable financial institutions required by Section 15.4, then it will be conclusively deemed to have accepted the Mandatory Offer of the Offeror to purchase the Offeree’s Shares pursuant to
Section 15.3(a) in accordance with the terms of the Mandatory Offer.

15.6  Buy-Sell Closing. The closing (the “Buy-Sell Closing”) of the purchase and sale will take place on the 60th day following the date on which the Mandatory Offer under
Section 15.3 is given, or, if that day is not a Business Day, on the next following Business
Day (the “Buy-Sell Closing Date”). The Buy-Sell Closing Date will be extended to the extent necessary for either Party to secure any required governmental approval or consent so long as that Party is using its reasonable efforts to pursue the approval or consent and every
30 days during the extension delivers to the other Party a certificate that approval is being so pursued. The Buy-Sell Closing will take place at 11:00 am on the Buy-Sell Closing Date at the offices of the attorneys for the Company (or, if there are none, at the offices of the attorneys for the selling Party).

15.7  Buy-Sell Closing Deliveries. At the Buy-Sell Closing, the purchasing Party will pay the purchase price for the selling Party’s Shares in immediately available funds, and the selling Party will deliver the following executed documentation, in form and substance reasonably acceptable to the purchasing Party: (i) an assignment of the selling Party’s Shares;
(ii) the resignation of each of its designees who are acting as directors on the Board or officers of the Company; (iii) a general release of all claims against the Company and the purchasing Party relating to Company matters; and (iv) such other documentation as the purchasing Party may reasonably require in order to vest in the purchasing Party or its designee full right, title and interest in and to the Shares of the selling Party.

15.8 Default of Purchasing Party. If the purchasing Party defaults in any of its closing obligations, the selling Party will have the option to purchase all of the purchasing
Party’s Shares at a price for each Share of the purchasing Party that is 75% of the purchase price for each Share that would have been payable on the original Buy-Sell Closing. The option is to be exercised by notice to the purchasing Party not later than 60 days after the original Buy-Sell Closing Date. The new Buy-Sell Closing will occur at a date and time reasonably designated in the notice, which date will not be later than 90 days after the notice.
If the selling Party exercises its option provided in the preceding sentence, the selling Party will suffer damages as a consequence of such default; therefore, if a purchase is subject to this Section 15.8, the difference between the purchase price paid for the Shares of the purchasing Party pursuant to this Section 15.8 and the Fair Market Value of the Shares of the
purchasing Party will be regarded for all purposes as liquidated damages and not as a penalty.

For purposes of this Section 15.8, “Fair Market Value” and “Fair Market Value of the
Company” are each the highest price available for the Company in an open and unrestricted market between informed, prudent Persons, acting at arms’ length and under no compulsion to act, expressed in terms of money or money’s worth and will disregard any value that might be assigned by a purchaser with a special interest. The Fair Market Value of a Party’s Shares is the amount determined by multiplying (a) the Fair Market Value of the Company by (b) a
number, the numerator of which equals the number of Shares held by the Party and the denominator of which equals the total number of Shares issued and outstanding.

ARTICLE XVI LIQUIDATION; BUYOUT RIGHT

16.1  Liquidation. The assets of the Company shall be liquidated and the Company dissolved in accordance with the Act and applicable Hong Kong Law: (i) upon the termination of this Agreement or (ii) if the Company is adjudicated insolvent or bankrupt.

16.2  Liquidation Committee. The liquidation of the Company shall be carried out by a committee (the “Liquidation Committee”), which shall be appointed by the Board and shall comprise at least one of each Major Shareholder’s appointed Directors and/or other qualified persons. The Liquidation Committee shall have the power and authority to represent the Company in all legal matters concerning the liquidation and will be responsible for the valuation and liquidation of the Company’s assets in accordance with applicable Hong Kong
Law and the principles set forth in this Agreement. The Liquidation Committee shall use best endeavors to realize, upon the sale of all of the assets of the Company, the going concern value of the Company based upon the actual circumstances of the Company, taking into account the market value of companies in similar industries and internationally accepted principles relevant to the determination of going concern value.

16.3  Buyout Right. Upon any termination of this Agreement arising from a default committed by a Major Shareholder, the Major Shareholder who is not in default under any of its obligations pursuant to this Agreement shall have the right (the “Buyout
Right”) to purchase the Shares of the other Shareholders. The purchase price shall be an amount equal to the selling Shareholder’s pro rata Share ownership in the Company multiplied by the valuation of the Company as determined by an independent third party qualified to perform such activities to be appointed by the Major Shareholders.

A Shareholder purchasing Shares pursuant to a Buyout Right shall pay the purchase price to the selling Shareholder within 90 days after the purchase price has been determined or after any requisite governmental approvals have been obtained, whichever date is later. If, for any reason, the buying Shareholder does not pay the purchase price in full within such 90-
day period, then interest shall be paid thereafter upon the unpaid balance until the fully unpaid balance and accrued interest are paid. Such interest shall be calculated at the Interest
Rate.

In the event the non-selling Shareholder declines to purchase 100% of the other selling Shareholders’ Shares, the Liquidation Committee shall use its reasonable efforts to locate a purchaser for the Company. If no purchaser is found within ninety (90) days, then the Liquidation Committee shall proceed to sell the assets of the Company at a price not less than their then reasonable value as an on-going concern and, after deducting the expenses of the Liquidation Committee and any tax due on that portion of the equity of the Company that exceeds the Total Capital Contribution, shall distribute the net proceeds to each of the
Shareholders pro-rata based on the ratio the Shares held by such Shareholder bears to the total number of issued and outstanding Shares of the Company.

ARTICLE XVII INSURANCE

The Company shall obtain and maintain insurance policies on various risks including but not limited to the machinery and industrial products for lease to third parties, with an insurance company or companies authorized to engage in the insurance business in Hong
Kong. The insurance policies, value insured and the terms of insurance shall be decided by the Board.

ARTICLE XVIII DEFAULT

18.1  Default. A Shareholder (the “Breaching Shareholder”) shall be in breach of this Agreement if it fails fully to perform, or suspends its performance of, any of its obligations under this Agreement and such failure or suspension is not corrected within 45 days of receipt of written notice of such breach from any other Shareholder (the “Non-
Breaching Shareholder”), or, if such failure or suspension cannot reasonably be corrected within 45 days of such notice, within such longer period as may reasonably be required to correct such failure or suspension, not to exceed 90 days from receipt of written notice of such breach from any Non-Breaching Shareholder.

18.2  Remedies for Default. Upon the occurrence of a breach of this Agreement and delivery of the written notice under the preceding Section 18.1, the Non-Breaching
Shareholder or Shareholders may then request termination of this Agreement upon delivery of 15 days’ prior written notice to the Breaching Shareholder. The Breaching Shareholder
shall indemnify the Company and the Non-breaching Shareholder for any loss, cost, liability and expense, including but not limited to, attorney’s fees, incurred as a result of such breach, together with interest thereon, from the date of the occurrence of such loss through the date of payment, calculated at the Interest Rate.

ARTICLE XIX FORCE MAJEURE

19.1  Force Majeure. Should any Party be prevented from performing in whole or in part its obligations under this Agreement (other than any obligation to pay money) due to an event of Force Majeure, the affected Party shall promptly notify the other Parties in writing, providing in writing a detailed description of such event of Force Majeure, the reason for its inability to perform or its delay in performance, the anticipated duration of such event of
Force Majeure or the effect thereof, and the actions required by the affected Party to correct the problems caused by such event of Force Majeure. A Party so affected by Force
Majeure shall use every reasonable effort to minimize the effects of Force Majeure upon the performance of this Agreement and shall promptly resume performance as soon as reasonably possible after removal of the circumstances of Force Majeure.

19.2  Suspension of Obligations. If an event of Force Majeure occurs, to the extent that the affected Party is unable to timely perform its obligations hereunder, such Party may suspend all or part of the performance of its obligations hereunder, provided that:

(a) such suspension shall be of no greater scope and no longer duration than isreasonably required to correct any deficiencies of performance caused by the event of Force Majeure; and

 (b) such suspension  of performance shall not include any Party’s obligations with respect to its Capital Contribution, financing, and other payment obligations.

ARTICLE XX
GOVERNING LAW; DISPUTE RESOLUTION

20.1  Governing Law. This Agreement, its validity, interpretation, execution and the rights and obligations of the Parties, and the settlement of any disputes, hereunder shall be governed by and construed in accordance with the provisions of this Agreement, which shall be construed to give maximum effect to the intent of the Parties expressed herein, and to the extent not addressed by the provisions of this Agreement, by the published and Publicly available laws of
Hong Kong. In the event of any Dispute to be settled through arbitration in accordance with Section 20.2, the Tribunal shall decide the Dispute in accordance first with this Agreement and then by reference to the governing law or international practice, except to the extent that some provision of the governing law would invalidate or limit the effectiveness of any of the provisions of this Agreement.

20.2  Dispute Resolution. Any Dispute shall, upon the written request (a
“Request”) of any Party, be settled through friendly consultation among the Parties. In the event that a Dispute is not resolved through consultation within thirty (30) days of the receipt of the Request, at the request of any Party, such Dispute shall be finally settled by arbitration in accordance with the rules (“Rules”) of the ICC International Court of Arbitration (the
“ICC”) then in effect. The arbitration venue shall be Hong Kong International Arbitration
Centre. The arbitration shall be conducted in, and the award shall be rendered in, the English language, and documents and evidence shall be submitted by the Parties in their original language, subject to the Tribunal’s authority to order appropriate translations.

    (a) Selection of Arbitral Tribunal. The Tribunal shall be composed of three (3)arbitrators.
In the request for arbitration, the Party requesting arbitration (the
“Claimant”) shall nominate one (1) arbitrator. The Party named as respondent by the
Claimant (the “Respondent”) shall nominate one (1) arbitrator within the time period specified in the Rules. The two arbitrators nominated by the Claimant and the
Respondent shall together nominate the third and presiding arbitrator of the Tribunal, who shall be of a different nationality than the Parties. If within the time limits established in the Rules a Party fails to nominate an arbitrator or the arbitrators nominated by the Parties have not appointed the presiding arbitrator, such appointment shall be made by the ICC. Any replacement for an arbitrator shall be nominated by the Party originally entitled to make the relevant nomination.

    ( b) Arbitration Award. The award shall be in writing, shall give reasons for the decisions reached by the Tribunal and shall be signed and dated by the arbitrators, and a copy of the award shall be contemporaneously delivered to each of the Parties. The Party against which an award assesses a monetary obligation or enters an injunctive or mandatory order shall pay that obligation or comply with that order on or before the 30th calendar day following the receipt of the final, signed award or by such other date as the award may provide. The award shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Parties. The Tribunal’s award shall be entitled to all of the protections and benefits of a final judgment as to any Dispute, including compulsory counterclaims, that were or could have been presented to the Tribunal, and shall be final and binding on the Parties and non-appealable to the maximum extent permitted by law.

(c) Performance Pending Award. This Agreement and the rights and obligations of the Parties shall be fully performed pending the award in any arbitration proceeding hereunder.

(d) Separability and Survival of Agreement to Arbitrate. The provisions of this Agreement to arbitrate are independent of the remaining provisions of the Agreement and the Parties intend that they shall continue in effect even though one or more provisions of this
Agreement shall be determined to be null or void. This Agreement to arbitrate shall also survive the termination or expiration of this Agreement.

20.3  Waiver of Sovereign Immunity. Each of the Parties is subject to civil and commercial law with respect to its obligations under this Agreement, and the signing and performance of this Agreement by such Party constitute private and commercial acts rather than governmental and public acts. Each of the Parties irrevocably represents, warrants and agrees that this Agreement is a commercial rather than a public or governmental activity and that it is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that any of the Parties or any of their assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, such Party hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

ARTICLE XXI MISCELLANEOUS

21.1  Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement mus
t be in writing in English and Chinese and must be delivered to the recipient in person, by courier, mail, or by facsimile. A notice, request or consent given under this Agreement is effective on receipt by the Party to which it is sent; provided, however, that a facsimile that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Party must be sent to or made at the addresses given for that Party herebelow or such other address as that Party may specify by notice to the other Party. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

To Trico:

Trico Marine Services (Hong Kong) Limited
18/F Tung Ning Bldg, 249-253 Des Voeux Road
Central, Hong Kong
Attention: Company Secretary
Telephone: +852 2541-0001
Fax: +852 2543-5698

with a copy to:

Trico Marine Services
2401 Fountainview
Suite 920
Houston, Texas 77057
USA
Attention: General Counsel
Telephone: +1 713 780 9926
Fax: +1 713 780 0062

To COSL:

China Oilfield Services Limited
P.O. Box 232
Beijing , PRC 101149
Attention: [ ]
Telephone: +86 10 8452 1686
Fax: +86 10 8452 2133

To the Company:

[Name of Company]
_______________
_______________
Hong Kong
Attention: [ ]
Telephone: +852 [ ]
Fax: +852 [ ]

21.2  Confidentiality. Each of the Parties acknowledges that from time to time prior to and during the term of this Agreement, a Party may have disclosed to any other Party confidential or proprietary information. The Party receiving such information shall, during the term of this Agreement, and for five (5) years thereafter not use such information for a purpose other than the performance of its obligations with respect to the Services or under this Agreement, maintain the confidentiality of such information and not disclose it to any other person or entity, except to such of their employees having a direct need to know in order to perform their responsibilities or except that such information becomes known other than by the breach of such Party under this Agreement or is required to be disclosed by applicable Law. Each Party shall take whatever steps are necessary to ensure that its
Affiliates or its employees receiving such confidential or proprietary information comply with this provision.

21.3 Entire Contract; Superseding Effect; Precedence. The Annexes are an
integral part of this Agreement. This Agreement constitutes the final, complete and exclusive statement and expression of the agreement of the Parties relating to the subject matter hereof and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior contracts or agreements between the Parties or any of their Affiliates with respect to the subject matter hereof and the transactions contemplated hereby, whether oral or written. In the event of a conflict between the terms of this Agreement and the
Organizational Documents, this Agreement shall prevail.

21.4  Waiver; Modification. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of each Party and no term of this
Agreement may be waived except by writing signed by the Party waiving the benefit of such term. Any waiver or consent of any kind by any Party shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of or consent to a subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a Party shall not impair any right, power or remedy that any other
Party may have with respect to a future breach or default. No failure on the part of a Party to complain of any act or omission by another Party or to declare another Party in default with respect to its obligations hereunder, irrespective of how long that failure continues, shall constitute a waiver by such Party of its rights with respect to that default until the applicable statute of limitations period has expired.

21.5  Headings. The section and article headings contained in this Agreement are inserted for convenience or reference only and shall not affect the meaning or interpretation of this Agreement.

21.6  Binding Effect. This Agreement is binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

21.7  Severability. If any term or other provision of this Agreement or the application thereof to any Party or circumstance is held to be illegal, invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to the other Parties or other circumstances shall not be affected thereby, and the Parties shall use reasonable endeavours to negotiate in good faith a replacement provision that is valid and enforceable and that puts the Parties in substantially the same economic, business and legal position as they would have been in if the original provision had been held legal, valid and enforceable.

21.8  Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

21.9  Counterparts. This Agreement may be executed in any number of counterparts by the Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.

21.10  Mutual Negotiation. This Agreement and the language contained herein have been arrived at by the mutual negotiation of the Parties. Accordingly, no provision hereof shall be construed against one Party or in favor of another Party by reason of draftsmanship.

21.11  Remedies Cumulative. The rights and remedies available under this
Agreement or otherwise available will be cumulative of all other rights and remedies and may be exercised successively.

21.12  Consents; Authorizations. Each Party shall be responsible for obtaining all consents, authorizations, approvals and assurances of whatsoever nature necessary to enable it to comply with its obligations under this Agreement.

21.13  Time of the Essence. Time is of the essence in respect to the performance of all obligations of the Parties under this Agreement.

21.14  No Third Party Beneficiary. Nothing in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the date first written above.

[Name of JV Company]	Trico Marine Services (Hong Kong)
By: _________________	By: _________________
Name:	Name:
Title:	Title:

China Oilfield Services Limited
By: _________________
Name:
Title:

Signature page to COSL-Trico Marine Shareholders Agreement